CONSENT AND WAIVER

This Consent and Waiver is delivered by the undersigned in its capacity as a party to the Third Amended and Restated Shareholders and Noteholders Agreement, as amended, dated as of June 16, 2003, by and among XM Satellite Radio Holdings Inc., a Delaware corporation ("Holdings"), and the parties named therein (the "Noteholders Agreement"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Noteholders Agreement.

The undersigned hereby consents and agrees as follows:

A.    CONSENTS REGARDING DEBT OFFERING.

      The undersigned understands as follows: The Board of Directors of Holdings has authorized an offering (the "144A Offering") pursuant to Section 4(2) and Rule 144A under the Securities Act of 1933, as amended (the "Act") of unsecured notes convertible into Class A Common Stock of Holdings at an initial conversion premium of not less than 30% over the market price of the Class A Common Stock at pricing (the "Convertible Notes"). If the 144A Offering is consummated, Holdings would register the Convertible Notes and Class A Common Stock issuable upon conversion of the Convertible Notes for resale by the holders thereof. The registration of the Convertible Notes and underlying Class A Common Stock as described in the preceding sentence is referred to herein as the "Subsequent Registration." The indenture pursuant to which the Convertible Notes will be issued will contain no financial covenants and will not prohibit the issuance of additional debt or the issuance or repurchase of securities. The proceeds of the 144A Offering would be used for working capital and general corporate purposes (the "Use of Proceeds").

      Based upon the foregoing:

      1. The undersigned consents to (i) the 144A Offering (including for purposes of Section 6.1 of the Noteholders Agreement), the incurrence of indebtedness represented by the Convertible Notes, the Use of Proceeds and, for purposes of Section 5.1(c) of the Noteholders Agreement, the issuance of Class A Common Stock upon conversion of the Convertible Notes, and (ii) the waiver of the rights under Section 6.1 -- Right of First Offer in respect of the 144A Offering, provided that the 144A Offering closes on or prior to November 30, 2004.

      2. The undersigned agrees that the Convertible Notes shall not reduce the amount of Pari Passu Indebtedness which may be incurred under clause 8.3(i) of the Noteholders Agreement, but instead shall be treated as Permitted Debt which is separately permitted under Section 8.3(xiv) of the Noteholders Agreement.

B.    WAIVER OF REGISTRATION RIGHTS.

      The undersigned is a party to the Second Amended and Restated Registration Rights Agreement, dated as of January 28, 2003, by and among Holdings and the investors listed therein (the "Registration Rights Agreement"), pursuant to which the undersigned has certain rights to effect a Piggyback Registration (as defined in the Registration Rights Agreement). The undersigned hereby consents to the amendment or waiver of the Registration Rights Agreement such that Holders shall not have any right to cause a Piggyback Registration in connection with the 144A Offering or the Subsequent Registration. The undersigned, however, does not waive its Piggyback Registration rights to have any of its Registrable Securities (as defined in the Registration Rights Agreement) included in any other issuances of securities.

C.    MISCELLANEOUS.

      Holdings shall pay the reasonable fees and expenses of the undersigned incurred in connection with this Consent and Waiver.

Name of Holder:                 Aggregate principal amount of Notes at maturity:

American Honda Motor Co., Inc.  $66,508,450.31

Dated as of November 22, 2004

                                By: /s/ S. SAKAMOTO
                                -------------------------------
                                Name:  S. Sakamoto
                                Title:  Treasurer

ACKNOWLEDGED AND AGREED;

XM SATELLITE RADIO HOLDINGS INC.





By:  --------------------------------
Name:  Joseph M. Titlebaum
Title:  Executive Vice President